EXHIBIT 10.138

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into as of the 1st day of January, 2016 by and between Louis Sheinker (“Executive”), an individual residing at ***, ***, and GTJ REIT, Inc., a Maryland corporation (the “Company”) with principal offices at 60 Hempstead Avenue, Suite 718, West Hempstead, New York 11552.  Executive and Company may be referred to collectively as the “Parties.”

WHEREAS, the Company currently employs Executive as the Chief Operating Officer and President of the Company pursuant to an Employment Agreement dated as of January 1, 2013 (the “Prior Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement as herein set forth to reflect certain mutually agreed upon changes to the terms and conditions of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

Section 1.Term.  The Company hereby continues to employ Executive, and Executive hereby accepts such continued employment, upon the terms and conditions hereinafter set forth, from January 1, 2016 through and including December 31, 2020 (the “Initial Term”).  This Agreement shall renew automatically for two (2) successive one (1) year periods (each, a “Renewal Term”) unless either party gives notice to the other party, in writing, at least sixty (60) days prior to the expiration of the Initial Term (or any Renewal Term) of its desire to terminate the Agreement at the end of such Initial Term or Renewal Term, as the case may be.  The term of this Agreement, including the Initial Term and any Renewal Term, shall be referred to hereinafter as the “Term” and is subject to earlier termination as described herein.

Section 2.Executive’s Duties.

(a)Executive shall continue as the Chief Operating Officer and President of the Company and shall report directly to the Board of Directors of the Company (the “Board”) or its designee.  Executive shall faithfully and diligently perform his duties at the direction of the Board, or its designee, to the best of Executive’s ability.  Subject to Section 8(a) of this Agreement, Executive shall (i) devote his full-time business efforts, skill, ability and attention to the performance of the services customarily incident to such office, subject to vacations and sick leave as provided herein and in accordance with the Company policy, (ii) carry out his duties in a competent and professional manner; and (iii) generally promote the interests of the Company.

(b)Executive agrees to abide by all policies of the Company promulgated from time to time by the Company, which policies are generally enforced uniformly and applicable to all similar executives of the Company.

(c)Subject to Section 4(f)(4), and except for such business travel as may be incident to his duties hereunder, Executive shall perform his duties at the Company’s offices at the address set forth in the preamble to this Agreement or at such other location as may be approved by the Company.

Section 3.Compensation for Executive’s Services.  In consideration of the duties and services to be performed by Executive pursuant to Sections 1 and 2 hereof, Executive shall receive:

(a)Salary.  Effective as of January 1, 2016, Executive shall earn salary (the “Salary”) at the annual rate of Six Hundred Thousand Dollars ($600,000), less all applicable federal, state, and local tax withholdings.  Such Salary shall be earned and shall be payable in periodic installments in accordance with the Company’s normal payroll practices.  During the Term, the Company shall review the Salary annually and may in its discretion increase the Salary, but may not reduce it.

(b)Cash Bonus.  For the fiscal year of the Company ended December 31, 2016, and for each fiscal year thereafter during the Term (each, a “Fiscal Year”), Executive shall receive a cash bonus (“Cash Bonus”) from the Company in the amount of Four Hundred Fifty Thousand Dollars ($450,000), provided that the Company achieves the Adjusted Funds From Operations (as defined below) benchmarks for such Fiscal Year as set forth in an annual budget approved by the Board and agreed to by Executive for each such Fiscal Year (the “Bonus Criteria”).  Solely in the event that the Company either (i) exceeds the Bonus Criteria for a particular Fiscal Year, or (ii) does not achieve the Bonus Criteria for a particular Fiscal Year, the Compensation Committee of the Board (the “Compensation Committee”) may, in its discretion, increase (in the case of (b)(i) of this paragraph) or decrease to as low as zero (in the case of (b)(ii) of this paragraph) the Cash Bonus for that Fiscal Year.  Any Cash Bonus earned and payable for each Fiscal Year shall be paid to Executive following the completion of the Company’s annual audit but not later than June 30 following the end of such Fiscal Year, but only if Executive remains employed through the end of such Fiscal Year.  “Adjusted Funds From Operations” means the Company’s funds from operations calculated in accordance with the guidelines published by the National Association of Real Estate Investment Trusts, as adjusted for straight-lining of rent and purchase accounting under ASC 805.  The Cash Bonus to be paid for any Fiscal Year will be recommended by the Compensation Committee to the Board for its approval.

(c)Equity Bonus.  For each Fiscal Year Executive shall receive an annual equity incentive award in the form of Restricted Stock under the 2007 Incentive Award Plan or a successor plan (the “Equity Bonus”) in the amount of Two Hundred Thousand Dollars ($200,000), based on the grant date value of any such award, provided that the Company achieves the Adjusted Funds From Operations benchmark (as described in (b) above) for such Fiscal Year as set forth in the Bonus Criteria.  Solely in the event that the Company either (i) exceeds the Bonus Criteria for a particular Fiscal Year, or (ii) does not achieve the Bonus Criteria for a particular Fiscal Year, the Compensation Committee may review the discretionary Equity Bonus on an annual basis and, in its discretion, increase (in the case of (c)(i) of this paragraph) or decrease to as low as zero (in the case of (c)(ii) of this paragraph) the Equity Bonus for that Fiscal Year.  Any Equity Bonus earned for each Fiscal Year shall be granted following the completion of the Company’s annual audit but not later than June 30 following the end of such Fiscal Year, but only if Executive remains employed through the end of such Fiscal Year.  The Equity Bonus to be paid for any Fiscal Year will be recommended by the Compensation Committee to the Board for its approval.

Executive shall vest in the Equity Bonus at a rate equal to ten percent (10%) on each of the first ten anniversaries of the date of grant while Executive is still employed by the Company.  All other terms and conditions applicable to such Equity Bonus shall be determined by the Compensation Committee and, if any such Equity Bonus is granted, such terms and conditions shall be no less favorable than those that apply to similarly situated executive officers of the Company under the 2007 Incentive Award Plan or any successor plan.  The aggregate of the Equity Bonus and the Cash Bonus shall be referred to herein as the “Bonus”.

(d)Stock Options.  As soon as practicable after the date this Agreement is executed by the Parties, the Company shall grant Executive a Stock Option under the 2007 Incentive Award Plan to acquire 100,000 shares of the Company’s common stock.  The Stock Option shall have an exercise price equal to the fair market value of the common stock as defined under the 2007 Incentive Award Plan based on the most recent valuation report (the “Fair Market Value”) and shall vest in its entirety on the third anniversary of the date of grant, provided that Executive remains employed with the Company through such date.  All other terms and conditions applicable to the Stock Option grant shall be determined by the Compensation Committee.

(e)Long Term Equity.  For each Fiscal Year, Executive shall receive a long term equity incentive award in the form of Restricted Stock under the Company’s 2007 Incentive Award Plan or any successor plan when the Company attains each of the following Adjusted Funds From Operations targets as described in (b) above, and as further adjusted in accordance with the procedures set forth in Appendix 1; provided that each award of Restricted Stock shall be conditioned on the determination by the Compensation Committee in its sole discretion that the attainment of the particular Adjusted Funds From Operations target is sustainable:

Adjusted Funds From Operations	Value of Restricted Stock Award*

$1.50/share	$2 million
$2.00/share	$2 million
$2.50/share	$2 million
$3.00/share	$2 million
$3.50/share	$2 million

      *Based on Fair Market Value at the time of grant.

The Restricted Stock award earned for a Fiscal Year shall be granted following the completion of the Company’s annual audit but not later than June 30 following the end of such Fiscal Year, but only if Executive remains employed through the end of such Fiscal Year.  Each Restricted Stock award shall vest at a rate equal to ten percent (10%) on each of the first ten anniversaries of the date of grant while Executive is still employed by the Company.  All other terms and conditions applicable to the Restricted Stock grant shall be determined by the Compensation Committee.

(f)Benefits.  The Company shall provide Executive with the right to participate in and receive benefits from all life, accident, disability, medical and pension plans, and all similar benefits as are from time to time in effect and are generally made available to similar senior executive officers of the Company pursuant to the policies of the Company (collectively, the “Benefits”).  Throughout the Term, and notwithstanding the Company’s rights to determine which specific benefit plan will be offered by the Company, Executive shall be entitled to, at a minimum:  (i) medical insurance, including healthcare coverage for his spouse and dependents, with the Company to pay a percentage of Executive’s contributions that is equal to or greater than the percentage the Company was paying under the Prior Agreement; (ii) disability insurance of a type provided to other executives of the Company; (iii) continued payment of premiums on a Five Million Dollar ($5,000,000) term life insurance policy, assuming satisfactory insurability, for a ten (10) year term ending in 2023; and (iv) participation in a 401(k) plan and/or other retirement plan to the extent available to the Company’s employees.

(g)Expenses.  The Company shall promptly reimburse Executive for reasonable expenses for cellular telephone usage, entertainment, travel, meals, lodging and similar items incurred in the conduct of the Company’s business.  Such expenses shall be reimbursed in accordance with the Company’s normal expense reimbursement policies and guidelines.  The Company shall provide a corporate credit card to Executive to enable Executive to charge such reasonable Company expenses.

(h)Vacation; Sick Leave.  During the Term, Executive shall be entitled to reasonable paid vacation commensurate with his position and within the industry; paid holidays; paid sick leave; and similar benefits, to be earned and used in accordance with the Company’s policy and procedure for other similarly situated senior executive officers of the Company.

(i)Vehicle.  During the Term, the Executive shall receive a reasonable automobile allowance commensurate with his position within the industry, which shall be paid monthly.

(j)Modification.  Subject to the minimum coverages and/or benefit amounts set forth in Section 3(f) and elsewhere in this Agreement, the Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs referenced in Sections 3(f) and 3(g) at any time in its discretion without recourse by Executive so long as such action is consistent with the plans, practices, policies and programs generally available to senior executives of other similarly situated REITs, and the minimum coverages and/or benefit amounts set forth in Sections 3(f) and 3(g) and elsewhere in this Agreement are maintained.  Any such modification, suspension or discontinuance of the plans, practices and policies referenced in Section 3(g) will not apply to otherwise reimbursable expenses incurred by Executive prior to any such modification, suspension or discontinuance.

Section 4.Termination of Employment.  This Agreement may only be terminated by a method permitted under Section 4(a), (b), (c), (d), (e) or (f) as follows:

(a)Resignation by Executive.  Executive may voluntarily terminate his employment with the Company, at any time, with or without Good Reason (as defined below), upon written notice to the Company; provided, however, that any termination of Executive’s employment without Good Reason shall be upon not less than thirty (30) days prior written notice to the Company.

(b)Non-Renewal by the Company or Executive.  The Company or Executive may terminate Executive’s employment effective at the end of the Initial Term, or any Renewal Term, in accordance with Section 1.

(c)Executive’s Death or Disability.  Executive’s employment shall terminate immediately upon Executive’s death.  In the event the Company, in good faith, determines that Executive is unable to perform the functions of his position due to a Disability (as defined below), it may notify Executive in writing of its intention to terminate Executive’s employment and Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive.  For the purposes of this Agreement, “Disability” shall mean a physical or mental impairment that renders Executive unable to perform the essential functions of his position (i) for a continuous period of ninety (90) days, not including any vacation days, holidays or sick days, (ii) for a cumulative period of ninety (90) days in any twelve-month period, not including any vacation days, holidays or sick days, or (iii) at such earlier time as Executive submits medical evidence satisfactory to the Company that the Executive has a physical or mental disability or infirmity that will likely prevent Executive from substantially performing his duties and responsibilities for ninety (90) days or longer.  In the event of any disagreement between the Executive and the Company as to whether the Executive is physically or mentally incapacitated so as to constitute a Disability under this Agreement, the question of such incapacity shall be submitted to an impartial and reputable physician selected by mutual agreement of the Company and the Executive, or, failing such agreement, a physician selected by two physicians, one of whom shall have been selected by the Company, and the other by the Executive, and the determination of the question of such incapacity by such physician shall be final and binding upon the Company and the Executive.  The Company shall pay the fees and expenses of such physicians, and the Executive shall submit to any medical examinations reasonably necessary to enable such physicians to make a determination as to whether the Executive’s incapacity constitutes a Disability under this Agreement.

(d)For Cause by the Company.  The Company may immediately terminate Executive’s employment for “Cause” by giving written notice to Executive.  For purposes of this Agreement, “Cause” shall mean:

(1)	Executive’s commission of an act of fraud, misappropriation or embezzlement, whether or not related to the Executive’s employment with the Company;
(2)	Executive’s commission of any act of gross negligence or willful misconduct act which injures the reputation, business, or any material business relationship of the Company;
(3)	Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony, or a crime that constitutes a misdemeanor involving dishonesty or moral turpitude;
(4)

Executive’s refusal or failure of Executive to perform Executive’s duties with the Company in a competent and professional manner that is not cured by Executive within fifteen (15) business days after a written demand therefor is delivered to Executive by the Board which identifies with reasonable specificity the manner in which the

Board believes that Executive has not substantially performed Executive’s duties; provided, further, however, that if the refusal or failure by Executive is not susceptible of cure, then no cure period shall be required hereunder; or

(5)

Executive’s refusal or failure of Executive to comply with any of his material obligations under this Agreement (including any Exhibit hereto) that is not cured by Executive within fifteen (15) business days after a written demand therefor is delivered to Executive by the Board which identifies with reasonable specificity the manner in which the Board believes Executive has materially breached this Agreement; provided, further, however, that if the refusal or failure by Executive is not susceptible of cure, then no cure period shall be required hereunder.

(e)Following a Change in Control.  The Executive may terminate his employment for any reason within the 90-day period following a Change in Control.

(f)Good Reason by the Executive.  Executive may immediately terminate his employment for “Good Reason,” by giving written notice to the Company.  For purposes of this Agreement, “Good Reason” shall mean:

(1)

the Company’s material breach of any provision of this Agreement that is not cured by the Company within fifteen (15) business days after a written demand therefor is delivered to the Board by Executive which identifies with reasonable specificity the manner in which Executive believes that the Company, or successor entity, has breached this Agreement, provided, further, however, that if the material breach by the Company, or successor entity, is not susceptible of cure, then no cure period shall be required hereunder;

(2)

a material reduction of Executive’s title, status, authority, responsibility or duties as Chief Executive Officer of the Company or the assignment to Executive of any duties materially inconsistent with the position of Chief Executive Officer;

(3)	any reduction in Executive’s Salary or material reduction in Executive’s benefits; or
(4)

the relocation of Executive to a facility or location outside the radius of more than fifty (50) miles from the Company’s principal offices at the address set forth in the preamble to this Agreement.  However, in the event that Executive does not terminate this Agreement for Good Reason under this Section 4(f)(4) within fifteen (15) business days of such relocation, and instead agrees to such relocation, then in that case the Company shall promptly pay all of Executive’s reasonable relocation expenses.

The Company’s decision not to renew the Agreement after the expiration of the Initial Term or a Renewal Term shall not constitute Good Reason.

(g)Continuing Obligations.  Executive acknowledges and agrees that any termination under this Section 4 is not intended, and shall not be deemed or construed, to affect in any way any of Executive’s covenants and obligations contained in Sections 6, 7, and 8 hereof, which shall continue in full force and effect beyond such termination for any reason.

Section 5.Termination Obligations.

(a)Resignation by Executive Without Good Reason.  If Executive’s employment is terminated voluntarily by Executive during the Term without Good Reason (other than as described in Section 4(e)), Executive’s employment shall terminate without further obligations to Executive other than for payment of the sum of any unpaid Salary and reimbursable expenses accrued and owing to Executive prior to the termination.  The sum of such amounts shall hereinafter be referred to as the “Accrued Obligations,” which shall be paid to Executive within thirty (30) days of the date of termination.

(b)For Cause by the Company.  If Executive’s employment is terminated by the Company during the Term for Cause, this Agreement shall terminate without further obligations to Executive other than for the payment of Accrued Obligations within thirty (30) days of Executive’s termination.

(c)By Executive for Good Reason; Following a Change in Control; Non-Renewal by the Company.  If (x) Executive terminates his employment during the Term for Good Reason, (y) Executive terminates his employment with the Company for any reason during the 90-day period following a Change in Control, or (z) the Company elects not to renew this Agreement after the expiration of the Initial Term or a Renewal Term, and in connection therewith Executive’s employment is terminated by the Company (or any successor entity) without Cause, then in each case the Company shall have no further obligations to Executive other than for:

(1)the payment of Accrued Obligations;

(2)severance pay in an amount equal to the following:

(i)	if Executive terminates his employment pursuant to clause (x) or (y) above, then:
(A)	the lesser of the Salary that Executive would have earned during the remainder of the Term of this Agreement, or three years of Executive’s then current Salary, plus
(B)

the lesser of Executive’s Bonus that the Executive could have earned during the remainder of the Term (assuming that Executive achieved the Bonus Criteria at target for each remaining Fiscal Year), or three years of the Bonus (assuming that Executive achieved the Bonus Criteria at target);

(ii)

(A)  if Executive’s employment terminates pursuant to clause (z) above at the end of the Initial Term, and provided that the Company achieves the Bonus Criteria, on an aggregate basis for each specified criteria during the Initial Term, as of the end of the 2020 Fiscal Year, then:

(I)	one times Executive’s then current Salary, plus
(II)	one times Executive’s Bonus (assuming that Executive achieved the Bonus Criteria at target), such payment to be in addition to the payment described in Sections 3(b) and (c) for the 2020 Fiscal Year;

and provided further that, if the Company fails to achieve the Bonus Criteria, on an aggregate basis for each specified criteria during the Initial Term, as of the end of the 2020 Fiscal Year, then no payments described in clause (ii)(A)(I) or (ii)(A)(II) above shall be payable to Executive.

(B)	If Executive’s employment terminates pursuant to clause (z) above at the end of a Renewal Term, then:
(I)	the Salary that Executive would have earned during the remainder of the Renewal Term, plus
(II)

the Bonus that the Executive could have earned for the Renewal Term (assuming that Executive achieved the Bonus Criteria at target for such Fiscal Year,), such payment to be in addition to the payment described in Sections 3(b) and (c) for the Fiscal Year.

(iii)

the accelerated vesting of any issued and unvested Equity Bonus, Stock Options and Long Term Equity granted to Executive during the Term pursuant to Sections 3(c), (d) and (e) or granted to Executive pursuant to Section 5(c)(2)(i)(B) or 5(c)(2)(ii)(B); and

(iv)

the payment of COBRA premiums, if Executive elects COBRA (for himself and/or his spouse or eligible dependents), for the period equal to the lesser of the remainder of the Term, or three (3) years.  Notwithstanding the foregoing, if no severance shall be payable pursuant to Section 5(c)(2)(ii), then the Company shall not be obligated to pay such COBRA premiums.  The Company shall take all steps necessary to cause COBRA coverage to extend past the otherwise applicable eighteen (18) month duration, if necessary.
The payment of Accrued Obligations, Salary and Bonus described in this Section 5(c), if any, shall be made a lump sum within fifty-five (55) days of the date of termination.

(d)Executive’s Death or Disability.  In the event of Executive’s termination of employment during the Term due to his death or Disability, then the Company shall have no further obligations to Executive other than for:

(1)the payment of Accrued Obligations; and

(2)	the accelerated vesting of any issued and unvested Equity Bonus and Long Term Equity granted pursuant to Sections 3(c) and (e).

(e)Release.  Notwithstanding anything to the contrary contained herein, no severance payments required hereunder shall be made by the Company until such time as Executive (or the estate or beneficiary, if applicable) shall execute a general release for the benefit of the Company in a form that is mutually acceptable to the Company and Executive, which acceptance shall not be unreasonably withheld.  Such release shall be provided to Executive (or the estate or beneficiary, if applicable) within five days of Executive’s termination of employment or the end of the Term, as applicable.

(f)Exclusive Remedy.  Executive agrees that the payments set forth in Section 5 of this Agreement shall constitute the exclusive and sole remedy for any termination of Executive’s employment permitted under Section 4 of this Agreement, and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to such termination provisions under this Agreement.

(g)Termination of Executive’s Office.  Following the termination of Executive’s employment for any reason, Executive shall hold no further office or position with the Company.

(h)Change in Control.  For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following:

(1)

one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing fifty percent (50%) or more of the total voting power of the stock of such corporation;

(2)

a majority of the members of the Board are replaced during any twelve-month period with directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election;

(3)	any consolidation or merger of the Company or any subsidiary that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than fifty (50%) percent of the total voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation or ceasing to have the power to elect at least a majority of the board of directors or other a governing body of such surviving entity; or

(4)	the sale, lease, exchange or transfer of all or substantially all of the Company’s assets to an unaffiliated entity.

Section 6.Restrictions Respecting Confidential Information.

(a)Executive hereby covenants and agrees that, during his employment and thereafter, Executive will not, under any circumstance, disclose in any way any Confidential Information (as defined below) to any other person other than at the direction of or for the benefit of the Company.  For the purposes of the foregoing, “Confidential Information” means information pertaining to the assets, business, rental information, tenant names, creditors, vendors, customers, data, employees, financial condition or affairs, formulae, licenses, methods, operations, procedures, reports, suppliers, systems and technologies of the Company, including (without limitation) the contracts, patents, trade secrets and customer lists developed or otherwise acquired by the Company; provided, however, that the term Confidential Information shall exclude any information that was, is, or becomes publicly available other than through disclosure by Executive or any other person known to Executive to be subject to confidentiality obligations to the Company.  All Confidential information is and will remain the sole and exclusive property of the Company.  Following the termination of his employment, Executive shall return all documents and other tangible items containing Confidential Information to the Company, without retaining any copies, notes or excerpts thereof.

(b)Nothing herein shall prohibit Executive from reporting a suspected violation of law to any governmental or regulatory agency and cooperating with such agency, or from receiving a monetary recovery for information provided to such agency; from testifying truthfully under oath pursuant to subpoena or other legal process; or from making disclosures that are otherwise protected under applicable law or regulation.  However, if Executive is required by subpoena or other legal process to disclose Confidential Information, Executive first shall notify the Company promptly upon receipt of the subpoena or other notice, unless otherwise required by law.

Section 7.Proprietary Matters.  Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes, or know-how that are generated or conceived by Executive during the Term (collectively, the “Inventions”) will be the sole and exclusive property of the Company, and Executive will, whenever requested to do so by the Company (either during the Term or thereafter), execute and assign any and all applications, assignments and/or other instruments and do all things which the Company may deem necessary or appropriate in order to apply for, obtain, maintain, enforce and defend patents, copyrights, trade names or trademarks of the United States or of foreign countries for said Inventions, or in order to assign and convey or otherwise make available to the Company the sole and exclusive right, title, and interest in and to said Inventions, applications, patents, copyrights, trade names or trademarks; provided, however, that the provisions of this Section 7 shall not apply to an Invention that

Executive developed entirely on his own time without using the Company’s Confidential Information except for those Inventions that either (i) directly and materially relate, at the time of conception or reduction to practice of the invention, to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or (ii) directly and materially result from any work performed by Executive for the Company.  Executive shall promptly communicate and disclose to the Company all Inventions conceived, developed or made by him during his employment by the Company, whether solely or jointly with others, and whether or not patentable or copyrightable, (a) which relate to any matters or business of the type carried on or being developed by the Company, or (b) which result from or are suggested by any work done by him in the course of his employment by the Company.  Executive shall also promptly communicate and disclose to the Company all material other data obtained by him concerning the business or affairs of the Company in the course of his employment by the Company.

Section 8.Nonsolicitation/Non-Compete.

(a)Executive agrees that during the Term, he will not directly or indirectly, own (other than a passive investment), manage, operate, control, or participate in the ownership (other than a passive investment), management, operation, or control of, or be connected with, or have any financial interest in, any competitor; provided, however, that the Company acknowledges and agrees that Executive shall be permitted to continue to own and manage throughout the Term of this Agreement and thereafter:  (i) 60 Hempstead Avenue, West Hempstead, New York, (ii) 1101 Stewart Avenue, Garden City, New York and (iii) 2000 Goshen Road, Gaithersburg, Maryland (collectively, the “Excluded Properties”).  Executive may, for a reasonable and mutually agreeable fee, manage the Excluded Properties out of the Company’s office space and utilize the Company’s employees, equipment and supplies in connection therewith.  The Parties further agree and acknowledge that (i) Executive may own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected with or have a financial interest in, the acquisition of assets/buildings during the Term and thereafter with the principals of Orlin & Cohen (although the Company shall have the opportunity to invest with Executive and Orlin & Cohen in its discretion); and (ii) Executive (alone or as part of a group) may own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected with or have a financial interest in, the acquisition of a New York sports team or real estate related thereto in which Executive was in negotiation prior to signing this Agreement (the “Team” or “Site”).  In the event Executive does in fact become involved with the Team and/or the Site in any such capacity, Executive and Company shall meet to discuss whether or not any of the terms and/or conditions of this Agreement should be modified any/or amended, as the case may be.  Other than as expressly permitted under this Section 8(a), the Parties further agree that during and after the Term, Executive shall not, directly or indirectly, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or be connected with, or have any financial interest in, any business opportunity in which such opportunity or information pertaining thereto was obtained while he was employed by the Company.  In the event that Executive seeks to own, manage, operate, control or participate in the purchase of a real estate or other business activity during the Term that would otherwise constitute a violation of this Section 8(a), Executive shall first obtain the prior written consent of the Board, which consent shall be in the discretion of the Board.  The Parties acknowledge and agree that nothing in Section 8 of this Agreement shall prevent Executive from using Green Holland Management and/or Green Holland Ventures to engage in any activity that is not otherwise in violation of this Agreement.

(b)Executive agrees that during the Term and for a period of twelve (12) months following the termination of his employment for any reason, he will not actively solicit or hire for employment, consulting or any other arrangement any employee of the Company, any of its subsidiaries or any of its other affiliates, present or future (while an affiliate).

(c)Executive agrees that during the Term and for a period of twelve (12) months following the termination of his employment for any reason, he will not do business with, influence or attempt to influence customers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any competitor.

(d)The restrictions contained in this Section 8 are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose.  Further, Executive represents that these restrictions will not prevent him from earning a livelihood during the restricted period.

Section 9.Equitable Relief.  Executive acknowledges and agrees that the Company will suffer irreparable damage which cannot be adequately compensated by money damages in the event of a breach, or threatened breach, of any of the terms and provisions of Sections 6, 7 and 8 of this Agreement, and that, in the event of any such breach, or threatened breach, the Company will not have an adequate remedy at law.  It is therefore agrees that the Company, in addition to all other such rights, powers, privileges and remedies that it may have, shall be entitled to seek injunctive relief, specific performance or such other equitable relief as the Company may request to enforce any of those terms and provisions and seek to enjoin or otherwise restrain any act prohibited thereby.  Executive agrees that the Company shall be entitled to seek such injunctive relief without bond, in a court of competent jurisdiction and Executive hereby consents to the jurisdiction of the state and federal courts of New York for purposes of such an action.  The foregoing shall not constitute a waiver of any of the Company’s rights, powers, privileges and remedies against or in respect of a breaching party or any other person or thing under this Agreement, or applicable law.

Section 10.Section 409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A.  Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.  Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”).  The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum, with interest at the New York statutory rate, on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.  To the extent that any reimbursements pursuant to Section 3(e) are taxable to Executive, any such reimbursement payment due to the Executive shall be paid to the Executive as promptly as practicable consistent with Company practice following the Executive’s appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred.  The reimbursements pursuant to Section 3(e) are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

Section 11.Parachute Payments.

(a)Notwithstanding any other provision of this Agreement, if all or any portion of the payments and benefits provided under this Agreement (including without limitation any accelerated vesting and any other payment or benefit received in connection with a Change in Control or the termination of Executive’s employment), or any other payments and benefits which Executive receives or is entitled to receive under any plan, program, arrangement or other agreement, whether from the Company or an affiliate of the Company, or any combination of the foregoing, would constitute an excess “parachute payment” within the meaning of Section 280G of the Code (whether or not under an existing plan, arrangement or other agreement) (each such parachute payment, a “Parachute Payment”), and would result in the imposition on Executive of an excise tax under Section 4999 of the Code or any successor thereto, then the following provisions shall apply:

(1)

If the Parachute Payment, reduced by the sum of (i) the Excise Tax (as defined below) and (ii) the total of the federal, state, and local income and employment taxes payable by Executive on the amount of the Parachute Payment which are in excess of the Threshold Amount (as defined below), are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(2)

If the Threshold Amount (as defined below) is less than (x) the Parachute Payment, but greater than (y) the Parachute Payment reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and 1ocal income and employment taxes on the amount of the Parachute Payment which are in excess of the Threshold Amount, then the Parachute Payment shall be reduced (but not below zero) to the extent necessary so that the sum of all Parachute Payments shall not exceed the Threshold Amount.  In such event, the Parachute Payment shall be reduced in the following order:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-

based payments and acceleration; and (4) non-cash forms of benefits.  To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b)For the purposes of this Section 11, “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

(c)The determination as to which of the alternative provisions of Section 11(a) shall apply to Executive shall be made by a certified public accounting firm of national reputation reasonably selected by the Employer.  Executive and the Employer shall provide the accounting firm with all information which any accounting firm reasonably deems necessary in computing the Threshold Amount.  For purposes of determining which of the alternative provisions of Section 11(a) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the Termination Date, net of the maximum reduction m federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the accounting firm shall be binding upon the Employer and the Executive.

Section 12.Notice.  Any notice, request, demand or other communication hereunder shall be in writing, shall be delivered by nationally recognized overnight delivery service, postage prepaid, to the addressee at the address set forth below (or at such other address as shall be designated hereunder by written notice to the other party hereto).  Notice shall be deemed received one day after dispatch by such overnight service.

All notices and other communications hereunder shall be addressed as follows:

If to Executive:

Louis Sheinker	*** ***

With a copy to:

Cozen O’Connor	277 Park Avenue New York, New York 10172 Attn: Michael C. Schmidt, Esq.

If to the Company:

GTJ REIT, Inc.	60 Hempstead Avenue

Suite 718 West Hempstead, New York 11552

With a copy to:

Christine McGuinness	Schiff Hardin LLP 666 Fifth Avenue, 17th Fl. New York, New York 10103

Section 13.Legal Counsel.  In entering into this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

Section 14.Section and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 15.Applicable Law; Jurisdiction.  This Agreement shall be construed in accordance with, and governed by the laws of the State of New York, without resort to principles of conflicts of laws.  Each of the Parties hereby (i) agrees to submit to the exclusive jurisdiction of the Supreme Court of the State of New York, County of Nassau, and the United States District Court for the Eastern District of New York in any action, suit or other proceeding arising out of or related to the subject matter of this Agreement, and (ii) to the extent permitted by applicable law, waives and agrees not to assert by way of motion, as a defense or otherwise in any such action, suit or proceeding, any claim that such party is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or subject matter hereof may not be litigated in or by such courts.

Section 16.Severability.  In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a governmental authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability, to the maximum extent permissible by law, (i) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (ii) by or before any other authority of any of the terms and provisions of this Agreement.

Section 17.Counterparts.  This Agreement may be executed in two counterpart copies of the entire document or of signature pages to the document, each of which may be executed by one of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon both of the parties hereto.

Section 18.Benefit.  This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.  Insofar as Executive is concerned, this Agreement, being personal, cannot be assigned; provided, however, that should Executive become entitled to payment pursuant to Section 5 hereof, he may assign his rights to such payment to his legal representatives, successors, and assigns.  Without limiting the generality of the foregoing, all representations, warranties, covenants and other agreements made by or on behalf of Executive in this Agreement shall inure to the benefit of the successors and assigns of the Company.

Section 19.Modification.  This Agreement may not be amended or modified other than by a written agreement executed by all parties hereto.

Section 20.Entire Agreement.  Except as provided in Section 5(e) hereof, this Agreement contains the entire agreement of the parties and supersedes all other representations, warranties, agreements and understandings, oral or otherwise, among the parties with respect to the matters contained herein.

Section 21.Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.  Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 21.

Section 22.Representations and Warranties of Executive.  In order to induce the Company to enter into this Agreement, Executive represents and warrants to the Company, to the best of his knowledge after the review of his personnel files, that:  (a) the execution and delivery of this Agreement by Executive and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which Executive is a party or by which he is or may be bound or subject; and (b) Executive is not a party to any instrument, agreement, document, arrangement or other understanding with any person (other than the Company) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services.

Section 23.Waiver of Breach.  Except as may be specifically provided herein, the failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement.  Any waiver hereto must be in writing.

Section 24.Conflict Between Agreement and Company Policy.  In the event of any inconsistency or conflict between any provision of this Agreement, on the one hand, and any Company policy or practice, on the other hand, such inconsistency or conflict shall be resolved in favor of the applicable provision(s) of this Agreement, which should in all cases prevail.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

EXECUTIVE:

/s/ Louis SheinkerDate:11/08/16

LOUIS SHEINKER

GTJ REIT, INC.:

By:  /s/ Donald M. SchaefferDate:11/08/16

Name:  Donald M. Schaeffer

Title:  Member of the Compensation Committee